Exhibit 2.2

Execution Version

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 26, 2025, is entered into by and between TURNSTONE BIOLOGICS CORP., a Delaware corporation (“Seller”) and the H. LEE MOFFITT CANCER CENTER AND RESEARCH INSTITUTE, INC., a Florida not-for-profit corporation organized pursuant to Section 1004.43, Florida Statutes (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties” and each, a “Party”. Capitalized terms used and not otherwise defined herein have the meanings set forth on Exhibit A hereto.

RECITALS

WHEREAS, Seller is a biotechnology company involved in the development and commercialization of novel broad spectrum cancer immunotherapy products;

WHEREAS, Buyer and Seller previously entered into the Alliance Agreements (as defined herein), pursuant to which, among other things Buyer provided Seller with research and research affiliated services to enhance Seller’s conduct of scientific research and in the development and manufacture of pharmaceutical, biopharmaceutical or biotechnology products to improve patient care and treatments in furtherance of Seller’s programs, including without limitation Seller’s tumor-infiltrating lymphocyte program known as TIDAL-01 (the “TIL Program”);

WHEREAS, Seller has recently communicated to Buyer that it wishes to terminate the Alliance Agreements; and

WHEREAS, in consideration of termination of the Alliance Agreements and satisfaction of amounts due and payable to Buyer thereunder, Buyer is willing to acquire the Purchased Assets (as defined herein) and Seller wishes to sell the Purchased Assets to Buyer upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the following assets (the “Purchased Assets”), free and clear of any Encumbrances other than Permitted Encumbrances:

(a) all of the Intellectual Property set forth on Schedule 1.01(a) together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; (ii) all rights to any Actions of any nature available to or being pursued by Seller with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof; (iii) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to such Intellectual Property; (iv) all insurance benefits, including rights and proceeds, arising from or relating to the Intellectual Property; and (v) all right, title and interest in any active or future investigational new drug (IND) application associated with the TIL Program (collectively, the “Intellectual Property Assets”);

(b) all of the fixtures, equipment, machinery, tools, and other tangible personal property set forth on Schedule 1.01(b) (collectively, the “Equipment”);

(c) all right, title and interest in and to the pharmaceuticals set forth on Schedule 1.01(c) (collectively, the “Pharmaceuticals”);

(d) all of the raw materials, reagents, packaging, supplies, parts and other inventory set forth on Schedule 1.01(d) (collectively, the “Raw Materials”); and

(e) all goodwill and the going concern value of the Purchased Assets.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, Seller will retain all of the tangible and intangible assets which are not specifically described in Section 1.01 above as a Purchased Asset (collectively, the “Excluded Assets”) and Seller shall have no obligation under this Agreement to sell, assign, transfer, convey and deliver to Buyer any Excluded Assets.

Section 1.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, in connection with its acquisition of the Intellectual Property Assets, Buyer shall assume and agree to pay, perform and discharge the payment obligation of Seller under Section 2.8(c) of the Myst Merger Agreement to pay to the Equityholders (as defined in the Myst Merger Agreement and in accordance with the procedures outlines therein), an amount equal to Twenty Million Dollars ($20,000,000) (the “Contingent Milestone Payment”) upon the occurrence of the Third Milestone Event (the “Contingent Milestone Payment Obligation”). In assuming the Contingent Milestone Payment Obligation, Buyer agrees to be bound by the terms of the Merger Agreement solely with respect to the Third Milestone and assume the obligation of Seller thereunder; provided that Buyer shall not assume and specifically disclaims any obligation of Seller, its affiliates or any of their respective sub-licensees of any kind, whether express or implied, to take any action with respect to the Intellectual Property Assets in furtherance of or with goal of achieving the Third Milestone, and Buyer shall have the right to abandon or elect not to develop all or any portion of the Intellectual Property Assets associated with the Myst Patent Claims in its sole and absolute discretion. Buyer’s obligations under this Section 1.03 shall survive Closing and terminate upon the earlier to occur of (i) waiver or termination by the Equityholders of the Contingent Milestone Payment Obligation and (ii) payment and discharge of all amounts required under this Section 1.03.

Section 1.04 Retained Liabilities. Other than with respect to the Contingent Milestone Payment Obligation which Buyer agrees to assume subject to Section 1.03 above, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter (collectively, the “Retained Liabilities”). No such assumption shall be implied or construed by operation of law or otherwise and all Retained Liabilities shall remain the sole responsibility of, and shall be retained, paid, performed and discharged solely by Seller. For avoidance of doubt, any obligation of Seller, its Affiliates or sub-licensees under the Myst Merger Agreement or elsewhere to take any action in furtherance of achieving the Third Milestone or to expend any efforts in contemplation thereof shall be a Retained Liability.

Section 1.05 Purchase Price; Closing Payment.

(a) The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be the sum of (x) $2,967,238 (the “Asset Purchase Price”) plus (y) the IP Pursuit Costs. The Asset Purchase Price is allocated among the Purchased Assets as follows:

(i)	$2,431,704 with respect to the Intellectual Property Assets;

(ii)	$150,000 with respect to the Equipment;

(iii)	$90,750 with respect to the Pharmaceuticals; and

(iv)	$294,784 with respect to the Raw Materials.

(b) Substantially concurrently with the signing of this Agreement on the date hereof, Seller deposited, by wire transfer of immediately available funds, the Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement, and the Escrow Agent fees under the Escrow Agreement shall be paid by Buyer.

(c) At the Closing, Buyer will deliver the Closing Payment to Seller in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.04.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any applicable tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.07 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller shall use best efforts to obtain any such required consent, authorization, approval or waiver; provided, however, that Buyer shall be not required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(b) To the extent that any Purchased Asset cannot be transferred to Buyer following the Closing pursuant to this Section 1.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset to Buyer as of the Closing. To the extent permitted under applicable Law, Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 1.07.

(c) Notwithstanding anything to the contrary in this Section 1.07, the Parties hereby acknowledge and agree that as of the Closing Date, (i) Seller has prior to the Closing Date transferred physical possession to Buyer and Buyer is currently in physical possession of the Purchased Assets constituting the Equipment, Pharmaceuticals and Raw Materials, and (ii) Seller’s obligation under this Agreement to transfer possession of the Purchased Assets at Closing shall be limited to its obligation to convey title to such Purchased Assets by executing the Bill of Sale, the Assignment and Assumption Agreement, and the Intellectual Property Assignment Agreement (each as defined below).

ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall will take place by means of a remote or electronic exchange of documents in lieu of a physical closing, on the second Business Day following satisfaction of the conditions to the Closing set forth in this ARTICLE II (other than those conditions that by their nature are to be satisfied at the Closing) or such other date as Buyer and Seller may mutually agree in writing. The date of the Closing is herein referred to as the “Closing Date.” The Closing will be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.

Section 2.02 Conditions of Seller to Close. The obligation of Seller to Closing the transactions contemplated by the Agreement is subject to satisfaction of the following conditions to close:

(a) No judgment, decree or order will have been entered against Buyer or the Seller by any Governmental Body which would prevent the performance of this Agreement or the consummation of any of the Contemplated Transactions, declare unlawful the Contemplated Transactions or cause the Contemplated Transactions to be rescinded;

(b) The Seller shall have obtained the approval by the requisite vote of the holders of the Seller’s stock of this Agreement and the consummation of the transactions contemplated by this Agreement (the “Required Seller Stockholder Vote”); and

(c) Buyer shall have delivered all of the documents set forth in Section 2.04(b) and Section 2.04(c).

Section 2.03 Conditions of Buyer to Close. The obligation of Buyer to Closing the transactions contemplated by the Agreement is subject to satisfaction of the following conditions to close:

(a) The Seller shall have obtained the Required Seller Stockholder Vote.

(b) Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Seller, which would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 2.03(a) and (b) have been satisfied.

Section 2.04 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i)	a bill of sale in the form of Exhibit B attached hereto and duly executed by Seller, transferring the Purchased Assets to Buyer (the “Bill of Sale”);

(ii)

an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(iii)

an assignment in the form of Exhibit D hereto and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer (the “Intellectual Property Assignment Agreement”);

(iv)

evidence, in form and substance satisfactory to Buyer, that all Encumbrances on the Purchased Assets other than Permitted Encumbrances, including without limitation, any Encumbrances in favor of Banc of California, Inc. have been released;

(v)	a power of attorney in the form of Exhibit E hereto and duly executed by Seller;

(vi)

a certificate of the Secretary or other responsible officer of Seller certifying that the representations and warranties of Seller set forth in Section 4.03 are true and correct in all respects as of the Closing Date; and

(vii)	a completed and executed Internal Revenue Service Form W-9.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i)	the Assignment and Assumption Agreement, duly executed by Buyer; and

(ii)	the Closing Payment in accordance with Section 1.05.

(c) At the Closing, the entire Escrow Amount shall be released by the Escrow Agent to Seller by wire transfer of immediately available funds.

ARTICLE III

TERMINATION OF ALLIANCE AGREEMENTS; MUTUAL RELEASE

Section 3.01 Seller Accrued Payment Obligations. Prior to the date hereof, Seller incurred payment obligations to Buyer under the Alliance Agreements totaling $2,967,238, consisting of: (a) $1,597,527, representing the termination fee payable to Buyer under Section 12.3(d) of the LSAA (the “Termination Fee”), (b) $727,920, representing the total amount of outstanding invoices payable to Buyer under the Alliance Agreements (the “Invoice Amount”) and (c) $641,790, representing the amount owed to Buyer under contract 19VA007-AR2-S11 (collectively with the Termination Fee and the Invoice Amount, the “Seller Accrued

Payment Obligations”). Seller shall satisfy the payment of these Seller Accrued Payment Obligations either at Closing via offset against the Purchase Price in accordance with Section 1.05 or upon termination of this Agreement via disbursement of the Escrow Amount to Buyer in accordance with Section 8.02. For the avoidance of doubt, from and after the earlier to occur of (x) the Closing and (y) the release of the Escrow Amount to Buyer in accordance with Section 8.02, Seller shall have no further obligation with respect to the Seller Accrued Payment Obligations.

Section 3.02 Termination of Alliance Agreements. Effective upon the Closing and in consideration of Seller’s satisfaction of the Seller Accrued Payment Obligations, the Alliance Agreements are hereby irrevocably terminated with no further force or effect except as specifically set forth in this Agreement and neither Party shall have any obligation, responsibility, or liability to the other Party for any reason whatsoever in connection with the Alliance Agreements from and after the Closing. The Parties mutually agree that Section 12.6(d) of the LSAA (as defined on Exhibit F) is hereby expressly terminated and all rights granted therein to Seller shall expire and terminate effective as of the Closing. Buyer shall retain all rights to the Licensed Data Set, Clinical Trial Biospecimens, and SR Biospecimens (as such terms are defined in the Alliance Agreements). The Parties hereby acknowledge and agree that Seller has already returned to Buyer any such Licensed Data Set, Clinical Trial Biospecimens, and SR Biospecimens that have previously been in its possession. This Section 3.02 supersedes any rights granted in any of the Alliance Agreements. The Parties also confirm their mutual understanding that any amounts previously conveyed by Seller to Buyer under the Alliance Agreements (or such other documents or instruments contemplated by the Alliance Agreements) are non-refundable notwithstanding termination of the Alliance Agreements and Buyer may utilize any outstanding funds received under or in contemplation of the Alliance Agreements for any purpose following the Closing. Seller further acknowledges and confirms that any activities conducted by Buyer or its Affiliates, sublicensees or representatives from and after the Closing with respect to the Intellectual Property Assets are solely for the benefit of Buyer and not on behalf of or for the benefit of Seller, Merger LLC or any of their respective Affiliates or sublicensees. Any requests by Seller for Buyer to initiate or conduct any clinical trials under the Alliance Agreements, whether express or implied, are hereby deemed withdrawn as of the Closing.

Section 3.03 Mutual Release. Except with respect to the obligations owed under this Agreement, effective upon the earlier to occur of (a) the Closing and (b) release of the entire Escrow Amount to Buyer in accordance with Section 8.02, and in consideration of Seller’s satisfaction of the Seller Accrued Payment Obligations as contemplated herein, each Party releases and forever discharges the other Party and all of its employees, agents, successors, assigns, legal representatives, affiliates, directors and officers from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever, whether known or unknown, which such party or any of its employees, agents, successors, assigns, legal representatives, affiliates, directors and officers have had, now have or may in the future have directly or indirectly arising out of (or in connection with) any of the Alliance Agreements, including any activities undertaken pursuant to the Alliance Agreements; provided however, for the avoidance of doubt, the releases set forth in this Section 3.03 shall not apply to, or have any impact on, any claims or rights that Buyer may have solely with respect to Buyer’s ownership of stock of Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Buyer that:

Section 4.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (iii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (iv) result in the creation or imposition of any Encumbrance on the Purchased Assets other than Permitted Encumbrances. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Myst Merger Agreement. The Third Milestone event has not occurred and there has been no action or omission taken by Seller or its affiliates or sublicensees prior to Closing that could result in the occurrence of the Third Milestone without further affirmative action by Buyer after the Closing. Other than with respect to the Third Milestone payment, all consideration due and payable by Seller to the Equityholders under the Myst Merger Agreement, including without limitation, all payment obligations of Seller with respect to the Initial Milestone and Second Milestone (as defined in the Myst Merger Agreement), have been paid in full.

Section 4.04 Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of all Encumbrances other than any Permitted Encumbrance.

Section 4.05 Non-Foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 4.06 Legal Proceedings. There is no Action of any nature pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Purchased Assets; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action. For purposes of this Agreement, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 4.07 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof. For purposes of this ARTICLE V, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 5.01 Organization and Authority of Buyer; Enforceability. Buyer is a not-for-profit corporation duly organized, validly existing and in active status under the laws of the state of Florida. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the articles of incorporation, by-laws or other organizational documents of Buyer; or (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.03 Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 5.04 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS

Section 6.01 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon reasonable advice of counsel), neither Party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

Section 6.02 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.04 Other Taxes. If, prior to the Closing, any federal, state, county, or local taxes accrue in regard to or have been or hereafter become assessed against the Purchased Assets, Seller shall have sole responsibility and obligation for payment of such taxes unless otherwise provided in this Agreement. If, on or after the Closing, any federal, state, county, or local taxes accrue in regard to the Purchased Assets, Buyer shall have sole responsibility and obligation for payment of such taxes. With regard to any such taxes accruing both before and after the Closing Date but assessed after the Closing Date, Seller and Buyer shall prorate the taxes as of the date of Closing.

Section 6.05 Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Section 6.06 Myst Merger Agreement. Seller covenants and agrees that it shall not cause or take any action to amend, waive or modify the Myst Merger Agreement in any manner relating to the Contingent Milestone Payment Obligation from and after the Closing without obtaining Buyer’s prior written consent.

Section 6.07 Non-Compete. For a period of five (5) years from the Closing Date, Seller shall not, directly or indirectly, whether as a principal or as agent, officer, director, employee, consultant, contractor, shareholder or otherwise, continue to practice, develop, or otherwise exploit the TIL Program or otherwise take any action that would trigger the Contingent Milestone Payment Obligation. Seller acknowledges that as a result of the consummation of the transactions contemplated herein, Seller will receive from Buyer substantial consideration. Therefore, because of such consideration, Seller agrees that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 6.06 should be interpreted in such a manner as to be effective and valid under applicable Law. In the event any provision of this Section 6.06 or portion thereof shall be held to be illegal or unenforceable, the remainder of this Section 6.06 or such provision shall remain in full force and effect. If any one or more of the provisions contained in this Section 6.06 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable Law. Seller acknowledges and agrees that the covenants set forth in Section 6.06 are reasonable and necessary for the protection of the Buyer’s interest, that irreparable injury will result from any of the Seller’s breach of any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or threatened breach of any of the covenants set forth in Section 6.06, Buyer shall be entitled to specific performance or immediate temporary injunctive and other equitable relief as to Seller, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages. The parties also agree that the existence of any claim or cause of action by Seller against Buyer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth in Section 6.06, but shall be litigated separately.

Section 6.08 Conduct of Business Prior to Closing. From the date hereof until the earlier of the Closing or the termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall:

(a) maintain the properties and assets included in the Intellectual Property Assets in the ordinary course of business and authorize Buyer to provide direct feedback to the patent attorneys responsible for the prosecution of the Patents included in the Intellectual Property Assets, and Seller shall not commence any Action or otherwise seek to enforce any Intellectual Property Assets against a Third Party without Buyer’s prior written consent;

(b) maintain the books and records related to the Intellectual Property Assets in accordance with past practice; and

(c) comply in material respects with all Laws applicable to the conduct of Seller or the ownership and use of the Intellectual Property Assets.

Section 6.09 Access to Information. From the date hereof until the earlier of the Closing and the termination of this Agreement, Seller shall afford Buyer reasonable access to and the right to inspect all of the books and records, Contracts and other documents and data related to the Intellectual Property Assets. Any investigation pursuant to this Section 6.09 shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s business. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.10 Required Seller Stockholder Vote. In the event that Seller shall duly call, convene and hold a meeting of the holders of common stock of Seller to approve the liquidation and dissolution of Seller (the “Seller Stockholders’ Meeting”) shall take all commercially reasonable action necessary in accordance with Delaware Law and Seller’s corporate and governance documents to, in connection with such Seller Stockholders’ Meeting seek the Required Seller Stockholder Vote (the “Seller Stockholders’ Matter”), including preparing and mailing to each holder of common stock of Seller as of the record date for the Seller Stockholders’ Meeting a proxy statement (the “Proxy Statement”) relating to the Seller Stockholders’ Meeting. The Proxy Statement shall include (x) a statement to the effect that the board of directors of Seller has recommended that Seller’s stockholders vote in favor of the adoption of this Agreement, (y) each notice required by Delaware Law, and (z) such other information as required under Delaware Law to be included therein. In the event that the transactions contemplated by that certain Agreement and Plan of Merger, contemplated to be entered into on or after the date hereof, by and among Seller, XOMA Royalty Corporation, a Nevada corporation (“Parent”), and the other parties thereto (the “Financial Buyer Agreement”) shall be consummated, immediately following the consummation of such transaction, Parent, the then sole stockholder of Seller shall duly execute a written consent pursuant to the applicable requirements of Seller’s organizational documents and the General Corporation Law of the State of Delaware, for the adoption of the transactions contemplated by this Agreement.

Section 6.11 No Solicitation of Other Bids. Through the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not authorize or permit any of its officers, directors or Affiliates to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Purchased Assets; provided, that, an Acquisition Proposal shall not include any Change of Control contemplated by the Financial Buyer Agreement referenced in Section 6.10 above. Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller) advise Buyer in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

Section 6.12 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any Actions commenced or threatened against, relating to the Purchased Assets or the Contingent Milestone Payment Obligation that, if pending on the date of this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.11 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. Except for Section 4.03, none of the representations and warranties contained in this Agreement or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Closing and except for any covenant or agreement that by its terms contemplates performance after the Closing (a “Post Closing Covenant”), none of the covenants or agreements of the Parties in this Agreement shall survive the Closing.

Section 7.02 Indemnification By Seller. Following the Closing, Seller shall defend, reimburse, indemnify and hold harmless Buyer, its Affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or relating to:

(a) any breach or non-fulfillment of Section 4.03 or any Post-Closing Covenant of Seller;

(b) any Excluded Asset; and/or

(c) any Retained Liabilities.

Section 7.03 Indemnification By Buyer. Following the Closing, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or relating to:

(a) any breach or non-fulfillment of any Post-Closing Covenant of Buyer;

(b) the exploitation by Buyer of the Purchased Assets after Closing; and/or

(c) the Contingent Milestone Payment Obligation.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

Section 7.06 Effect of Investigation. Buyer’s right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 7.07 Exclusive Remedies. The provisions contained in this Article VII are intended to provide the sole and exclusive remedy for Parties following the Closing as to all money damages based on or arising out of the representations, warranties and covenants of the Parties under this Agreement (it being understood that nothing in this Article VII or elsewhere in this Agreement shall affect any Party’s right to specific performance or other equitable remedies to enforce their rights under this Agreement.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by either the Buyer or Seller if the transactions contemplated hereby shall not have been consummated by the date that is six months from the date hereof (the “Outside Date”);

(c) by Buyer by written notice to Seller if there has been a breach of Section 4.03 and such breach has not been cured by Seller within ten calendar days of Seller’s receipt of written notice of such breach from Buyer;

(d) by either the Buyer or Seller if any Governmental Body shall have entered any final and non-appealable judgment, decree or order which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause the transactions contemplated hereby to be rescinded;

(e) by either the Buyer or Seller if (i) the Seller commences a voluntary bankruptcy proceeding under any domestic or foreign bankruptcy or insolvency law, (ii) becomes the subject of any involuntary bankruptcy proceeding under any domestic or foreign bankruptcy or insolvency law, or (iii) Seller has filed a Form 8-K with the U.S. Securities and Exchange Commission that contains notice of Seller’s intent to seek bankruptcy protection or that voluntary or involuntary bankruptcy proceedings have been commenced; and

(f) by the Buyer or Seller if notwithstanding the recommendation by the board of directors of Seller for approval, the Seller Stockholders’ Meeting for the purpose of seeking approval of the consummation of the transactions contemplated hereby (including any adjournments and postponements thereof) shall have been held and completed and Seller did not obtain the Required Seller Stockholder Vote.

The Party desiring to terminate this Agreement pursuant to this Section 8.01, shall give the other Party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 6.01 and Article IX shall survive the termination of this Agreement and shall remain in full force and effect following such termination, and (b) in the event of the termination of this Agreement, then the entire Escrow Amount shall be released by the Escrow Agent to Buyer by wire transfer of immediately available funds as satisfaction in full of the Seller Accrued Payment Obligations and, without additional consideration, Seller shall execute and deliver to Buyer a bill of sale in the form reasonably acceptable to Buyer that assigns and transfers to Buyer all right, title, and interest in the Equipment, Pharmaceuticals and Raw Materials set forth in Section 1.05(a)(ii) through Section 1.05(a)(iv) hereof.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02).

To Buyer:    H. Lee Moffitt Cancer Center and Research Institute, Inc.

[***]

[***]

[***]

Attn: Xavier Avat, Chief Business Officer

Email: [***]

with a copy (which shall not constitute notice) to:

H. Lee Moffitt Cancer Center and Research Institute, Inc.

Attn: Executive Vice President/General Counsel

[***]

[***]

Email: [***]

and a copy (which shall not constitute notice) to:

Trenam Law

Attn: Thomas J. Cockriel

[***]

[***]

Email: [***]

To Seller:    Turnstone Biologics Corp.

Attn: Sammy Farah

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

[***]

[***]

Attn: Lila Hope

Email: [***]

Section 9.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 9.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. In the event that the Seller desires to consummate a Change of Control prior to the Closing Date, the Seller will cause the Third Party with which it is consummating such Change of Control to assume in writing the Seller’s obligations, duties and covenants under this Agreement, effective as of the effective time of such Change of Control and shall provide evidence thereof to the Buyer prior to the consummation of such Change of Control; provided, further, that any definitive agreement for a Change of Control will provide for such assumption.

Section 9.07 No Third-party Beneficiaries. Except for the Third Party indemnitees explicitly set forth in ARTICLE VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 9.09 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 9.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the city of Tampa and county of Hillsborough, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 9.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 9.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Signature Page to Follow

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Buyer:

H. LEE MOFFITT CANCER CENTER AND RESEARCH INSTITUTE, INC.

By:	/s/ Xavier Avat
Name:Xavier Avat
Title: Executive Vice President, Chief Business Officer

Seller:

TURNSTONE BIOLOGICS CORP.

By:	/s/ Sammy Farah
Name: Sammy Farah, M.B.A., Ph.D.
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

Definitions

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Acquisition Proposal” has the meaning set forth in Section 6.11.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, for the avoidance of doubt, that in the case of Buyer the term “Affiliate” shall not include the State of Florida, any political subdivision of the State of Florida, any municipal corporation organized under the laws of the State of Florida, any special district not named above that is organized under the laws of the State of Florida, the Florida Board of Governors of the State University System, or the University of South Florida.

“Agreement” has the meaning set forth in the preamble.

“Alliance Agreements” mean, collectively, the agreements listed or described on Exhibit F hereto, together with all statements of work and other ancillary agreements thereof.

“Asset Purchase Price” has the meaning set forth in Section 1.05(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.04(a)(ii).

“Bill of Sale” has the meaning set forth in Section 2.04(a)(i).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tampa, Florida are authorized or required by law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Change of Control” means, with respect to a Party, (a) a merger, reorganization, stock transfer or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the outstanding securities or other ownership interests of the surviving entity immediately after such merger, reorganization or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates (determined as of immediately prior to the closing of the first such transaction), becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities or other ownership interests of such Party, or (c) the sale, lease, exclusive license or other transfer to a Third Party of all or substantially all of such Party’s and its controlled Affiliates’ assets.

Exhibit A-1

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Payment” means the (i) Purchase Price less (ii) the total amount of Seller Accrued Payment Obligations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Milestone Payment Obligation” has the meaning set forth in Section 1.03.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Encumbrance” means any charge, claim, community property interest, pledge, license, grant, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equipment” has the meaning set forth in Section 1.01(a).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated on or about the date hereof, among Buyer, Seller and Escrow Agent.

“Escrow Amount” means $1,789,913, representing (i) sum of (A) the Termination Payment ($1,597,527) and (B) the Invoice Amount ($727,920) less (ii) the Non-IP Purchase Price ($535,534).

“Excluded Assets” has the meaning set forth in Section 1.02.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

Exhibit A-2

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Intellectual Property Assets” has the meaning set forth in Section 1.01(a).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) mask works, and all registrations, applications for registration, and renewals thereof; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.04(a)(iii).

“IP Pursuit Costs” means, with respect to the Intellectual Property Assets, all required costs, fees and expenses (including attorneys’ fees) related to the registration and prosecution of Intellectual Property incurred by the Seller from March 25, 2025 through the Closing Date, including without limitation all renewals, maintenance fees, and any other actions associated with the maintenance and prosecution of such Intellectual Property, provided that for purposes of this Agreement, the total amount of IP Pursuit Costs shall not exceed $150,000.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

Exhibit A-3

“Merger LLC” means Flatiron Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Seller.

“Myst Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization dated as of December 11, 2020, by and among Seller, Flatiron Merger Sub I, Inc., Merger LLC, Myst Therapeutics, Inc., and Timothy Langer, in his capacity as Equityholders Representative thereunder.

“Myst Patent Claim” means (a) any claim of an issued and unexpired Patent that is set forth on Schedule 6.07 and has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction as of the applicable time (as set forth in the Third Milestone); or (b) any claim of a pending patent application that is set forth on Schedule 6.07 and has not been pending for more than seven (7) years since its first priority date as of the applicable time (as set forth in the Third Milestone), which claim shall be in the form existing in such patent application as of the applicable time (as set forth in the Third Milestone).

“Non-IP Purchase Price” means $535,534, representing the sum of the Asset Purchase Price attributable to the Equipment, Pharmaceuticals and Raw Materials as set forth in Section 1.05(a)(ii) through Section 1.05(a)(iv) hereof.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permitted Encumbrances” shall mean any (a) liens for Taxes, assessments or other governmental charges not yet due and payable, (b) warehouse, mechanic’s, materialman’s and similar liens arising or incurred in the ordinary course of business, (c) any license, lease, or other interest granted by Seller to Buyer and (d) such other minor imperfections in Encumbrances which would not, individually or in the aggregate, be reasonably expected to impair the value of or the ability to use or transfer the property subject to such Encumbrance.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pharmaceuticals” has the meaning set forth in Section 1.01(a).

“Proxy Statement” has the meaning set forth in Section 6.10(a).

“Purchase Price” has the meaning set forth in Section 1.05(a).

“Purchased Assets” has the meaning set forth in Section 1.01.

Exhibit A-4

“Registration Study” means a clinical trial in humans that is designed (as of the time the clinical trial is initiated) to obtain sufficient data and results to support the filing of an application for marketing approval by the U.S. Food and Drug Administration.

“Raw Materials” has the meaning set forth in Section 1.01(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Retained Liabilities” has the meaning set forth in Section 1.03.

“Required Seller Stockholder Vote” has the meaning set forth in Section 6.10(a).

“Seller” has the meaning set forth in the preamble.

“Seller Accrued Payment Obligations” has the meaning set forth in Section 3.01.

“Seller Common Stock” has the meaning set forth in Section 6.10(a).

“Seller Stockholders’ Matter” has the meaning set forth in Section 6.10(a).

“Seller Stockholders’ Meeting” has the meaning set forth in Section 6.10(a).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Milestone” means the earlier of: (a) the commencement of the first Registration Study (i.e., the dosing of the first patient in such Registration Study) for a product being developed by, on behalf or for the benefit of Merger LLC, its Affiliate(s) or its (or their) sublicensee(s) that is claimed as a product or a method of making or using the product by an issued Myst Patent Claim existing as of the time of such commencement, or, as the case may be, (b) the issuance of a Myst Patent Claim that claims a product or method of making or using the product then being developed by, on behalf or for the benefit of Merger LLC, its Affiliate(s) or its (or their) sublicensee(s) that is or was the subject of a Registration Study that has or had commenced.

“Third Party” means any Person that is not a Party or an Affiliate of a Party hereunder.

Exhibit A-5

“TIL Program” has the meaning set forth in the recitals.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

Exhibit A-6

[***]

Exhibit B-1

[***]

Exhibit C-1

[***]

Exhibit D-1

[***]

Exhibit E-1

[***]

Exhibit F-1

[***]

Schedule 1.01(a) – Page 1